Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters

Director—Investor Relations

(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES COMPLETION OF NUEVO ENERGY ACQUISITION

CREDIT RATINGS RAISED

PXP ADDED TO S&P MIDCAP 400 INDEX

Houston, Texas - May 17, 2004 - Plains Exploration & Production Company (NYSE:PXP) (“PXP”) announced it has completed the acquisition of Nuevo Energy Company (NYSE:NEV). For financial reporting purposes the acquisition is effective May 14, 2004.

James C. Flores, PXP’s chairman, president and CEO commented, “Completion of this acquisition positions PXP as a significant participant in the upstream oil and gas business in the United States. We are one of the largest producers in California and among the 11 largest independents in the U.S. based on proved reserves. The integration of Nuevo’s assets and personnel with PXP is going very smoothly, which is a testament to our employees and the logic of the transaction.”

Effective May 14 Standard & Poor’s Rating Service upgraded PXP’s senior debt rating to BB from BB- and Fitch Ratings assigned a ‘BB+’ rating to PXP’s senior secured bank facility and a “B+” rating to PXP’s senior subordinated debt. Moody’s Investor Service currently has PXP’s credit rating under review for possible upgrade.

After the close of trading on May 14 PXP was added to the S&P MidCap 400 Stock Index.

In the acquisition of Nuevo, each outstanding share of Nuevo common stock was converted into 1.765 shares of PXP common stock and Nuevo became a wholly owned subsidiary of PXP. Conversion requires issuance of approximately 36.5 million additional PXP common shares, resulting in total shares outstanding of approximately 77.0 million. The transaction is being accounted for as a purchase of Nuevo by PXP.

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Stockholders of Nuevo will receive written instructions from PXP’s Exchange Agent, American Stock Transfer & Trust Company, for exchanging their Nuevo shares for shares of PXP. The exchange and transmittal process will begin promptly. Questions concerning the process should be directed to American Stock Transfer & Trust Company, at its toll free number 1-800-937-5449. Current PXP stockholders will retain their existing shares.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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